Amnutria Dairy Changes Name to Emerald Dairy
-- Baker Tilly Member Firm Appointed New Independent Auditor --

RESTON, Va., January 29, 2008--(PR Newswire)—Amnutria Dairy Inc. (OTCBB: AUDY) announced that it has effected a corporate name change to Emerald Dairy Inc, and effective immediately, the Company’s stock is trading under the new ticker symbol “EMDY.”

Mr. Shu Kaneko, Chief Financial Officer stated, “We are pleased to make the name of our processing facility, which means 'Emerald' in English, our new overall corporate identity. Our goal to increase our size and production capacity over the next two years, focuses mainly on the build-out of our processing facilities, so we feel our new name and ticker more accurately reflect this core growth strategy. ‘Emerald’ also reflects the Company’s ‘green’ image as we pursue organic certification and labeling on all of our products.”

Additionally, the Company announced today that Windes & McClaughry Accountancy Corporation, a member of Baker Tilly International, has succeeded Murrell, Hall, McIntosh & Co., PLLP (MHM) as its independent registered public accounting firm, effective as of January 25, 2008.

Mr. Kaneko continued, “We look forward to working with Windes & McClaughry. As a member firm of Baker Tilly International, with a presence in the U.S. and in China, we believe they have the breadth of accounting expertise we need as we continue to grow our business.”

Prior to the dismissal, Murrell, Hall, McIntosh & Co., PLLP (MHM) had neither audited any of the Company’s consolidated financial statements, nor reviewed any of the Company’s unaudited interim reports, having replaced its previous independent registered public accounting firm, Mantyla McReynolds, LLC, on November 19, 2007. There have been no disagreements between the Company and MHM on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure.

About Emerald Dairy Inc.:

Through its wholly-owned operating subsidiaries, Emerald Dairy Inc. is a producer and distributor of infant and children’s formula, milk powder and soybean products in the People’s Republic of China. The Company’s products are sold under two brand names -- “Xing An Ling” and “Yi Bai.”

Certain statements in this release and other written or oral statements made by or on behalf of the Company are “forward looking statements” within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future are forward-looking statements within the meaning of these laws. The forward looking statements are subject to a number of risks and uncertainties including market acceptance of the Company’s services and projects and the Company’s continued access to capital and other risks and uncertainties. The actual results the Company achieves may differ materially from any forward-looking statements due to such risks and uncertainties. These statements are based on our current expectations and speak only as of the date of such statements.

Contact
In the U.S.:
Ashley Ammon MacFarlane or Wei-Jung Yang
Integrated Corporate Relations, Inc.
203-682-8200

In Asia:
Xuyang Zhang
Integrated Corporate Relations, Inc.
+86 10 8523 308